Exhibit 10.1

Share Exchange Agreement

by and between

Kinder Holding Corp.

　and

Intiva BioPharma Inc.

Dated as of August 8, 2017

This SHARE EXCHANGE AGREEMENT, dated as of August 8, 2017 (this "Agreement"), is by and between Kinder Holding Corp., a Delaware corporation with offices located at 2275 Huntington Drive, Suite 851, San Marino, CA 91108 (the "Company") and Intiva BioPharma Inc., a Colorado corporation with offices located at 3773 Cherry Creek N. Drive, Suite 575, Denver CO 80209 ("BioPharma"). The Company and BioPharma are sometimes referred to individually, as a "Party" and collectively, as the "Parties."

WHEREAS, the Parties are entering into this Agreement for the purpose of BioPharma becoming a wholly-owned subsidiary of the Company upon the closing of this Agreement, as that term is defined hereinbelow (the Closing"), pursuant to which the Company shall issue to the holders of BioPharma's shares of common stock (the "BioPharma Shares") shares of the Company's common stock after the implementation of a reverse split of the Company's Shares ("Post-Reverse Shares") on a one-for-six (1:6) basis (the "Reverse Split"); and

WHEREAS, the Closing is subject to the filing with the United States Securities and Exchange Commission (the "SEC") of "full Form 10 disclosure" regarding BioPharma, including but not limited to: (i) audited financial statements of BioPharma; (ii) consolidated proforma financial statements; and (iii) other requisite disclosure regarding BioPharma as required by Regulation S-K promulgated by the SEC.

NOW THEREFOR, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE　I

THE SHARES AND THE EXCHANGE

Section 1.1 The Share Issuance. Upon the Closing of this Agreement as defined in ARTICLE II below, which Closing shall be subject to, among other conditions, the filing with the United States Securities and Exchange Commission (the "SEC") of "full Form 10 disclosure," the Company shall issue to the shareholders of BioPharma (the "BioPharma Shareholders") a total of approximately 47,000,000 Post-Reverse Shares of the Company's common stock, par value $0.0001, the exact number of which shall be determined by the Parties not less than five (5) prior to the Closing (the "Pre-Closing Effective Date"). The BioPharma Shareholders shall be issued approximately eight (8) Post-Reverse Shares for each BioPharma Share and the Company and BioPharma acknowledge and agree that the Post-Reverse Shares shall not be issued in exchange for the BioPharma Shares until the Company shall have: (i) filed a Definitive Information Statement on Schedule 14C with the SEC; and (ii) received approval from FINRA of the Reverse Split, among other corporate actions.

Section 1.2 The BioPharma Securities. The Parties understand and BioPharma has represented in Sections 4.2 and 4.3 below that at the date of this Agreement, BioPharma has issued and outstanding BioPharma Shares and BioPharma Warrants. BioPharma undertakes to deliver to the Company a schedule of the issued and outstanding BioPharma Shares and BioPharma Warrants not less than five (5) days prior to the Closing.

Section 1.3 Upon the Closing, the Company undertakes to issue and grant to the holders of the BioPharma Warrants common stock purchase warrants exercisable to purchase Shares of the Company's common stock based on the same ratio used to determine the number of Shares to be issued to BioPharma Shareholders.

ARTICLE　II

THE CLOSING

Section 2.1 The Closing. This Agreement expressly provides, among other things, that the Closing of the Agreement shall be subject to the filing with the SEC of "full Form 10 disclosure" regarding BioPharma, including but not limited to: (i) audited financial statements of BioPharma; (ii) consolidated proforma financial statements; and (iii) other requisite disclosure regarding BioPharma, which filing shall be as soon as reasonably practicable. The Parties understand that upon or as soon as practicable following the Closing, the Company shall file a registration statement on Form S-1 (the "Registration Statement") with the SEC under the Securities Act of 1933, as amended (the "Act") for the purpose or registering a number of Post-Reverse Shares in an amount to be determined and subject to certain conditions as the Company's Board of Directors shall reasonably determine.

Section 2.2 Other Conditions Post Closing. As soon as practicable following the Closing, the Company undertakes to implement certain corporate actions (the "Corporate Actions") by the filing with the SEC of an Information Statement on Schedule 14C (the "Information Statement"), based upon the Joint Written Consent of the Company's Board of Directors and Majority Consenting Stockholder (the "Joint Written Consent") to:

(i) implement the Reverse Split on a one-for-six (1:6) basis; and

(ii) take such other corporate actions as the Board of Directors may reasonably determine.

The Parties acknowledge and agree that the implementation of the Corporate Actions shall be subject to approval by FINRA.

ARTICLE　III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants as of the date hereof that:

Section 3.1 Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own or lease all its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

Section 3.2 Capitalization. The authorized capital stock of Company consists of 110,000,000 shares of capital stock consisting of: (i) 100,000,000 shares of common stock, par value $0.0001, having one vote per share (the "Shares"), of which 22,710,192 Shares are issued and outstanding as of the date of this Agreement; and (ii) 10,000,000 shares of preferred stock which may be issued in one or more series ("Preferred Stock"), no shares of which are issued or outstanding as of the date of this Agreement and the Board of Directors shall be authorized to fix the powers, preferences, rights, qualifications, limitations or restrictions of the Preferred Stock and any series thereof in accordance with the Company's Bylaws.

Section 3.3 Validly Issued Shares. The issued and outstanding Shares have been duly authorized and validly issued and are fully-paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

Section 3.4 Authorization. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of the Company, and this Agreement is a valid and binding obligation of the Company, enforceable against it in accordance with their terms.

Section 3.5 Board Approval. The transactions contemplated by this Agreement, including without limitation the issuance of the Post-Reverse Shares in compliance with the terms of this Agreement, have been adopted, approved and declared advisable by the Board of Directors of the Company in accordance with the provisions of the laws of the State of Delaware and the Bylaws of the Company.

Section 3.6 Non-Contravention. The execution, delivery and performance of this Agreement, and the consummation by the Company of the transactions contemplated hereby, will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, any provision of the Certificate of Incorporation or Bylaws of the Company.

Section 3.7 Exempt Transaction. The Parties understand that (i) as of the date of this Agreement,　the Post-Reverse Shares to be issued to the BioPharma Shareholders have not been registered under the Act or any state securities laws.

ARTICLE　IV

REPRESENTATIONS AND WARRANTIES OF BIOPHARMA

BioPharma represents and warrants to the Company as of the date hereof that:

Section 4.1 Existence and Power. BioPharma is duly organized and validly existing under the laws of the State of Colorado and has all requisite power and authority to enter into and perform its obligations under this Agreement.

Section 4.2 Capitalization. The authorized capital stock of BioPharma consists of 50,000,000 shares of common stock, no par value (the "BioPharma Shares), having one vote per share, of which 4,766,055 BioPharma Shares are issued and outstanding as of the date of this Agreement, including 266,666 vested BioPharma Shares issued/granted to BioPharma officers/directors, but excluding 533,334 BioPharma Shares that vest over a two year period in equal quarterly tranches.

Section 4.3 BioPharma Warrants. BioPharma represents and warrants to the Company that at the date of this Agreement, BioPharma has issued and outstanding the following warrants exercisable to purchase BioPharma Shares (the "BioPharma Warrants"):

(i) Class A Warrants, exercisable to purchase 139,550 BioPharma Shares during the period ending January 31, 2018;

(ii) Class B Warrants, exercisable to purchase 139,550 BioPharma Shares during the period ending May 7, 2018; and

(iii) Class C Warrants, exercisable to purchase 139,550 BioPharma Shares during the period ending July 14, 2018.

The BioPharma Warrants are callable, at the option of BioPharma, as set forth in the respective BioPharma Warrants, copies of which shall be delivered to the Company not less than five (5) days prior to the Closing. As set forth in Section 1.3 above, upon the Closing, the Company undertakes to issue and grant to the holders of the BioPharma Warrants the Company's warrants exercisable to purchase Post-Reverse Shares based on the same ratio used to determine the number of Shares to be issued to BioPharma Shareholders.

Section 4.4 The Parties understand and agree that the number of BioPharma Shares and BioPharma Warrants may be expected to increase prior to the Closing and BioPharma undertakes to deliver to the Company a full and complete list of the BioPharma Shares and BioPharma Warrants, including the names, addresses and tax identification numbers, if applicable, of the respective holders, not less than five (5) days prior to the Closing.

Section 4.5 Authorization. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of BioPharma, and this Agreement is a valid and binding obligation of BioPharma, enforceable against it in accordance with its terms.

Section 4.6 Valid Issuance. The BioPharma Shares have been duly authorized by all necessary corporate action. As of the date of this Agreement and the Closing, the BioPharma Shares are and will be validly issued, fully-paid and nonassessable, will not subject the holders thereof to personal liability and will not be issued in violation of preemptive rights.

Section 4.7 Non-Contravention. The execution, delivery and performance of this Agreement will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, any provision of the organizational or governing documents of BioPharma.

ARTICLE　V

CONDITIONS TO SHARE EXCHANGE CLOSING

Section 5.1 Conditions to Each Party's Obligation to Affect the Closing. The respective obligations of the Parties hereunder to affect the share exchange transactions contemplated by this Agreement (the "Exchange") shall be subject to the following conditions:

(a) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Exchange shall be in effect; and

(b) BioPharma shall have delivered to the Company audited financial statements of BioPharma, consolidated proforma financial statements and such information related to BioPharma so that the Company will have the requisite information necessary to file with the SEC the full Form 10 disclosure as soon as reasonably practicable, with the Parties acknowledging that time is of the essence.

(c) The Company shall have filed with the SEC the full Form 10 disclosure on a form acceptable to the SEC, either under the Act or the Securities Exchange Act of 1934, as the Company shall reasonable determine.

ARTICLE　VI

MISCELLANEOUS

Section 6.1 Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or by facsimile or seven days after having been sent by certified mail, return receipt requested, postage prepaid, to the Parties to this Agreement at the following address or to such other address either Party to this Agreement shall specify by notice to the other Party:

(a) if to Company, then to:

Kinder Holding Corp.
2275 Huntington Drive, Suite 851
San Marino, CA 91108
Attention: Ivo Heiden, CEO

with a copy to:

Office of Richard Rubin
40 Wall Street – 28th Floor
New York, NY 10005
Email: rrubin@parkavenuegroup.us

(b) if to BioPharma, then to:

Intiva BioPharma Inc.
3773 Cherry Creek N. Drive, Suite 575
Denver CO 80209
Attention: Jeffrey Friedland, CEO
email: jeffrey@intivainternational.com

Section 6.2 Further Assurances. Each Party hereto shall do and perform or cause to be done and performed all further acts and shall execute and deliver all other agreements, certificates, instruments and documents as any other Party hereto reasonably may request to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 6.3 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is duly executed and delivered by the Company and BioPharma. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 6.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns,　provided　that neither Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party hereto.

Section 6.5 Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of New York applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts of law principles. The Parties hereto agree that any suit, action or proceeding brought by either Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of New York. Each of the Parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each Party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, the Parties, upon mutual written agreement, may agree to the State of Colorado or California in lieu of the State of New York.

Section 6.6 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.7 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the Parties and/or their affiliates with respect to the subject matter of this Agreement.

Section 6.8 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 6.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by law.

Section 6.10 Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. No provision of this Agreement shall confer upon any person other than the Parties hereto any rights or remedies hereunder.

Section 6.11 Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Kinder Holding Corp.

/s/: Ivo Heiden

Ivo Heiden, CEO

Intiva Biopharma Inc.

/s/: Jeffrey Friedland

Jeffrey Friedland, CEO